Exhibit (a)(5)(E)

Computer Task Group, Incorporated Announces Final Results of its Modified “Dutch Auction” Tender Offer

Company Will Acquire 1,530,990 Shares at $8.85 Per Share

BUFFALO, N.Y., April 20, 2018 – Computer Task Group, Incorporated (NASDAQ: CTG), a leading provider of information technology (IT) solutions and services in North America and Western Europe, today announced the final results of its modified “Dutch Auction” tender offer, which expired at midnight, Eastern Daylight time, at the end of the day on Monday, April 16, 2018.

Based on the final count by the depositary for the tender offer, CTG accepted for payment an aggregate of 1,530,990 shares at a purchase price of $8.85 per share. Because the number of shares tendered at or below the $8.85 purchase price exceeded the amount that CTG offered to purchase, the resulting proration factor, after giving effect to the priority for “odd lots,” was approximately 89.9% percent. The depositary will promptly pay for all the shares accepted for purchase and will return all other shares tendered.

The tender offer was made pursuant to CTG’s Offer to Purchase dated March 16, 2018, and the related Letter of Transmittal, in which the Company offered to purchase up to 1,530,990 shares of its common stock at a price per share not less than $8.05 and not greater than $9.00, which documents were filed with the Securities and Exchange Commission on March 16, 2018.

CTG may purchase additional shares in the future in the open market subject to market conditions as well as through private transactions, tender offers or otherwise. Under applicable securities laws, however, CTG may not repurchase any shares until May 1, 2018. Whether CTG makes additional repurchases in the future will depend on many factors, including but not limited to its business and financial performance, the business and market conditions at the time, including the price of the shares, and other factors CTG considers relevant.

About CTG

CTG (NASDAQ: CTG) provides industry-specific IT services and solutions that address the business needs and challenges of clients in high-growth industries in North America and Western Europe. CTG also provides strategic staffing services for major technology companies and large corporations. Backed by more than 50 years of experience and proprietary methodologies, CTG has a proven track record of reliably delivering high-value, industry-specific staffing services and solutions to its clients. CTG has operations in North America, Western Europe, and India. The Company regularly posts news and other important information online at www.ctg.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of applicable federal securities law, and generally includes words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. The Company can give no assurance that any actual or future results or events discussed in these statements will be achieved. Any forward-looking statements represent the Company’s views only as of today and should not be relied upon as representing the Company’s views as of any subsequent date. Actual results could differ materially from the outlook, guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the availability to the Company of qualified professional staff, domestic and foreign industry competition for clients and talent, including technical, sales and management personnel, increased bargaining power of large clients, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM) and/or SDI International (SDI), the ability to integrate the Soft Company business and retain its clients while achieving cost reduction targets, the uncertainty of clients’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between staffing and solutions, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties, the change in valuation of capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or clients, the need to supplement or change our IT services in response to new offerings in the industry or changes in client requirements for IT products and solutions, the risks associated with acquisitions, the negative effects of actions of activist shareholders and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2017 Form 10-K, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Investors and Media:

John M. Laubacker, Chief Financial Officer

(716) 887-7368

Information Agent for Tender Offer Questions:

Georgeson LLC

(800) 676-0194